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                                                                    Exhibit 23.1

                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership and to the incorporation by reference therein of our reports dated February 17, 1997, with respect to the consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership included in the Annual Reports (Form 10-K) of Liberty Property Trust and Liberty Property Limited Partnership for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
December 22, 1997